As filed with the Securities and Exchange Commission on September 2, 2004

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Access National Corporation
(Exact name of registrant as specified in its charter)

Virginia	82-0545425
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1800 Robert Fulton Drive, Suite 300
Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Access National Corporation Profit Sharing Plan
(As Restated February 4, 2004)
(Full title of the plan)

Michael W. Clarke
President and Chief Executive Officer
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
(703) 871-2100
(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Jacob A. Lutz, III, Esq.
Troutman Sanders LLP
1111 East Main Street
P.O. Box 1122
Richmond, Virginia 23218-1122
Telephone: (804) 697-1490
Facsimile: (804) 698-6014

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered[1]	registered[2]	share[3]	offering price[3]	registration fee
Common Stock, $1.67 par value	250,000 shares	$13.965	$3,491,250.00	$442.35

1 Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “1933 Act”), this registration statement also covers an indeterminate amount of interests to be offered pursuant to the employee benefit plan described herein (the “Plan”).

2 Pursuant to Rule 416(a) under the 1933 Act, includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

3 Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of Access National Corporation Common Stock on August 27, 2004 as reported on the Nasdaq National Market System.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     Access National Corporation (the “Company” or the “Registrant”) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, as filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2004 (file number 333-109125) and August 16, 2004 (file number 000-49929);

(b)	The Company’s Current Reports on Form 8-K and 8-K/A, as filed with the Commission on July 19, 2004, July 30, 2004, August 5, 2004 and August 19, 2004 (file number 000-49929);

(c)	The Company’s Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2003, as filed with the Commission on March 30, 2004 and April 23, 2004 (file number 333-109125);

(d)	The description of the Company’s common stock, $1.67 par value per share, contained in the Company’s Registration Statement on Form S-8, as filed with the Commission on April 27, 2004 (file number 333-114897), including all amendments and reports filed for the purpose of updating such description.

     All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing.

     Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article VI of the Company’s Articles of Incorporation limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect. The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The Company’s Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or the Company’s shareholders, if such limitation is permissible under the Virginia Stock Corporation Act. This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Company’s Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

     Article VI of the Company’s Articles of Incorporation also mandates indemnification of the Company’s directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     An Exhibit Index appears at page 7 hereof.

Item 9. Undertakings.

(a)	Rule 415 Offerings. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of registration statement on Form S-8. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Reston, State of Virginia, on August 31, 2004.

Access National Corporation
(Registrant)

By: /s/ Michael W. Clarke
Michael W. Clarke
President and Chief Executive Officer

POWERS OF ATTORNEY AND SIGNATURES

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael W. Clarke as his attorney-in-fact and agent for him and in his name and on his behalf as a director and/or officer of Access National Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorney-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on this 31st day of August, 2004.

Signature	Title

/s/ Michael W. Clarke	President and Chief Executive Officer
and Director
Michael W. Clarke	(Principal Executive Officer)

/s/ Charles Wimer	Executive Vice President and Chief Financial
Officer (Principal Accounting Officer and
Charles Wimer	Principal Financial Officer)

/s/ J. Randolph Babbitt
Director
J. Randolph Babbitt

/s/ John W. Edgemond, IV
Director
John W. Edgemond, IV

/s/ James L. Jadlos
Director
James L. Jadlos

/s/ Thomas M. Kody
Director
Thomas M. Kody

/s/ Jacques Rebibo	Chairman of the Board
and Director
Jacques Rebibo

/s/ Robert C. Shoemaker
Director
Robert C. Shoemaker

THE PLAN

     Pursuant to the requirements of the Securities Act of 1933, the trustees of the Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on August 31, 2004.

Access National Corporation Profit Sharing Plan
(Plan)

By: /s/ Michael W. Clarke
Michael W. Clarke, Trustee

By: /s/ Dean Hackemer
Dean Hackemer, Trustee

EXHIBIT INDEX

Exhibit
Number

4.1	Articles of Incorporation of Access National Corporation, incorporated by reference to Exhibit 3.1 to Form 10-KSB/A, filed April 23, 2004 (file number 333-109125).

4.2	Bylaws of Access National Corporation, incorporated by reference to Exhibit 3.2 to Form 8-K12G3, filed July 19, 2002 (file number 000-49929).

5.1	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

5.2	Internal Revenue Service Representation Letter, filed herewith.

23.1	Consent of Troutman Sanders LLP, contained in the opinion filed as Exhibit 5.1 hereto.

23.2	Consent of Yount, Hyde & Barbour, P.C., filed herewith.

24	Powers of Attorney of directors and officers of Access National Corporation, included on pages 5 and 6 herein.